EXHIBIT 10.3
                                LICENSE AGREEMENT

      This License Agreement ("Agreement"), dated February 3, 2000, and effective as of the EFFECTIVE DATE (defined below), is entered into at Houston, Texas by and between CytoGenix, Inc. a Nevada corporation having an office at 9881 South Wilcrest Street, Houston, Texas 77099 (CYGX), and PharmaGenix, LLC, a Nevada limited liability company having an office at 9883 South Wilcrest Street, Houston Texas 77099 (LICENSEE). CYGX and LICENSEE are also referred to individually as "PARTY" and collectively as "PARTIES".

      RECITALS

            1. LICENSEE desires to obtain an exclusive license to use certain technology in the FIELD OF USE defined in Paragraph 1.07 under certain patent(s), patent application(s), trademark(s), copyright(s), know-how, show-how and trade secret(s) that is/are owned or developed by CYGX or to which CYGX has license rights; and

            2. CYGX is willing to grant to LICENSEE a license to use such CYGX TECHNOLOGY on LICENSEE's behalf in the Field OF USE on the conditions set forth in this Agreement.

            NOW THEREFORE, the PARTIES agree as follows:

      ARTICLE I - DEFINITIONS

      1.01 AFFILIATE(s) of any specified PERSON or PARTY means any other which, directly or indirectly, is in control of, is controlled by or is under common control with such specified PERSON. For purposes of this definition, "control of a PERSON" means the power, directly or indirectly, to direct or cause the direction of the management and policies of such PERSON whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      1.02 BACKGROUND INVENTIONS means all inventions that are conceived, reduced to practice or both, together with associated patents and patent applications that are owned by either PARTY or under which a PARTY otherwise has the right to grant licenses without accounting to any third PARTY or to the other PARTY, where the inventions claimed can be practiced without infringing any claim of PATENTS.

      1.03 CONFIDENTIAL INFORMATION means all information about CYGX TECHNOLOGY, as defined hereinbelow, information that CYGX has the right to license, but which is neither made freely available by CYGX to its customers nor published nor otherwise made available to the public through sources entitled to disclose

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      the same, relating to the manufacture, use and sale of Product or the preparation and sale of a compound that contains Product or the practice of Process. Confidential Information includes such information, whether or not confirmed in writing by CYGX as being confidential, as is neither made freely available by CYGX to its customers nor published nor otherwise made available to the public through sources entitled to disclose the same.

      1.04 CYGX IMPROVEMENTS means any modification or Process, Product or both that is made by or on behalf of CYGX during the term of this Agreement, provided such modification, if unlicensed, would infringe one or more claims of Patents. CYGX IMPROVEMENTS shall include know-how related to and/or developments in respect of components, materials, or processes useful in practicing the inventions of Patents.

      1.05 CYGX TECHNOLOGY means Patents, Patents pending, Copyrights, Trademarks, Tradenames, KNOW-HOW, CYGX IMPROVEMENTS and/or proprietary information developed and or held by CYGX as may be applicable to commercialization opportunities in the FIELD OF USE.

      1.06 EFFECTIVE DATE means the date this Agreement has been executed by authorized representatives of CYGX and LICENSEE and any necessary governmental approvals and, where appropriate, registrations have been obtained.

      1.07 FIELD OF USE used in this Agreement means the employment of uses and /or methods described in any issued U.S. Patents, Patent Applications, Continuations, Continuations in Part or Divisionals of which CYGX is inventor, assignee, or licensee as well as to CYGX TECHNOLOGY and CONFIDENTIAL INFORMATION for the purpose of producing PHARMACOGENOMIC SUBSTANCES.

      1.08 FORCE MAJEURE, as used in this Agreement, means war or insurrection, fire, flood, strike, labor trouble, work stoppage, embargo, accident, riot, act of governmental authority, act of God, or contingency beyond the reasonable control of the PARTIES which prevent performance of obligations under this Agreement.

      1.09 KNOW HOW means, as of the EFFECTIVE DATE, all business and technical information relating to the use of single stranded nucleic acids in composing, prescribing or utilizing PHARMACOGENOMICS, as well as all show how including business and technical information considered a trade secret as defined hereinbelow, and that exists as of the EFFECTIVE DATE and that CYGX is free to disclose. Such information is more fully described in Annex A of this Agreement.

      1.10 LICENSEE IMPROVEMENTS means all discoveries and/or inventions (whether patented or not) made by LICENSEE during the term of this Agreement that constitute a modification of Process and/or Product and that would, if practiced, constitute an infringement of one or more of CYGX's Patents.

      1.11 NET SELLING PRICE means, for purposes of computing royalties under this

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      Agreement, LICENSEE's invoice price for Product(s), f.o.b. factory, on an arm's length trade basis, after deduction of regular trade and quantity discounts, but before deduction of any other items, including, but not limited to, freight allowances, cash discounts, and agents' commissions.

      1.12 PATENTS means all patents issued as of the Effective Date and all patents issuing in the future on patent applications pending as of the Effective Date of this Agreement, as well as patents issuing from later filed continuations, continuations in part, substitutions, or divisionals thereof, and any reissues thereof, that CYGX either owns or, as a LICENSEE, has the right to sublicense and that cover applications in the FIELD OF USE. The listing of patents and patent applications provided in Annex B of this Agreement illustrates, but may not include all, CYGX patent rights.

      1.13 PERSON means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      1.14 PHARMACOGENOMICS means the science related to the identification and elucidation of genetic variations that correlate with an the individual's response and reaction to specific drugs and using specific nucleotide sequences to alter expression of selected genes to achieve a therapeutic result.

      1.15 PRODUCT(s) shall mean only therapeutic substances composed or compounded using KNOW HOW or PATENTS.

      1.16 SUBLICENSEE shall mean a PERSON acquiring rights to use some or all CYGX TECHNOLOGY in accordance with agreement(s) with LICENSEE and approved in writing in advance of execution by CYGX.

      1.17 TERRITORY means the world.


      1.18 THIRD PARTY means a Person who is not CYGX, LICENSEE or an Affiliate of CYGX or LICENSEE.

      1.19 TRADEMARKS means CYGX's registered tradenames, service marks and/or trademarks that relate to Products or to Process, whichever is appropriate.

      1.20 Words and phrases used in this Agreement which are not otherwise defined shall be interpreted in accordance with the common usage for such term in the United States of America. Technical terms unless otherwise defined shall be interpreted consistent with their common usage in the Field. Words in the singular include the plural and vice versa, unless expressly or implicitly limited.

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ARTICLE II - GRANTS

      2.01 CYGX grants LICENSEE an exclusive, royalty-bearing, non-assignable (without CYGX's prior written permission), license TO CYGX TECHNOLOGY with the right to sublicense under terms of Article XIII hereinbelow in the TERRITORY.

      2.02 Neither PARTY grants the other PARTY any right or license under any of its Background Inventions.

ARTICLE III - CONSIDERATION

      3.01 LICENSEE agrees to pay to CYGX the sum of Fifty Thousand Dollars ($50,000) as an initial fee. The initial fee shall not be deemed an advance payment of minimum or earned royalty.

      3.02 In consideration for the rights granted under this Agreement, LICENSEE agrees to pay CYGX the sum specified in Paragraph 3.01 above and a running royalty at a rate of Nine percent (9%) of the Net Selling Price of Products, said running royalty to be paid within Thirty (30) days after each anniversary of the Effective Date during the term of this Agreement.

      3.03 LICENSEE shall pay CYGX a minimum annual royalty according to the following schedule:

          $5,000      at the second anniversary of the EFFECTIVE DATE;
          $10,000     at the third anniversary of the EFFECTIVE DATE;
          $15,000     at the fourth anniversary of the EFFECTIVE DATE; and
          $15,000     at following anniversaries thereafter for the term of the
                      License.

      Any difference between earned royalties for a calendar year hereunder and the specified minimum is to be paid with the accounting report for each calendar fourth quarter.

      3.04 All payments due to CYGX are net amounts. In the event any payment due under this Agreement is subject to or becomes subject to any tax or other deduction payable by LICENSEE, such tax or deduction shall be paid by LICENSEE, so that the payment to CYGX shall be in full and free of all liability for such tax or other deduction.

      3.05 All earned royalties paid pursuant to the provisions of Paragraph
      3.02 for any year shall be applicable in reduction or discharge, as the case may be, of the minimum royalty obligations pertaining to such year. In the event of termination within any year hereunder the foregoing minimum royalty obligations shall be prorated.

      3.06 LICENSEE undertakes to make all payments due under provisions of this Agreement in United States dollars (US$) provided that such payment is consistent with

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      existing legal provisions. In the case of running royalties, CYGX shall have the option to take such payments in the currency(ies) of the countries in which the licenses granted herein are being practiced, the royalty rate being converted to the currency(s) of such countries at that rate of exchange running on the day said payment is made to CYGX. LICENSEE shall pay all amounts owed to CYGX by wire transfer in immediately available funds unless otherwise agreed upon in writing between the PARTIES.

      3.07 LICENSEE shall pay CYGX interest on any money which is 30 days or more past due at a rate of three percent (3%) above the then current prime rate as announced from time to time by Citibank, N.A., New York, New York, or the maximum rate allowable by law, whichever is lower.

      3.08 In the event CYGX terminates the licenses granted under this Agreement for non-payment of royalties by LICENSEE, in accordance with Paragraph 20.03 below, all amounts then owing by LICENSEE shall immediately become due and payable.

      3.09 No royalty shall be paid for PRODUCT produced in any country where all dominating patent claims within PATENTS have expired and/or been held invalid by a court of competent jurisdiction.

      3.10 For the purpose of determining the dates when earned royalties accrue hereunder, Product(s) shall be considered to be sold when such Product(s) is/are billed out to a third PARTY or, if not so billed out, then when delivered or paid for if paid for before delivery. No payments shall be due on such Product(s) sold or delivered as replacements for defective Product(s) or on Product(s) that are returned by purchasers for credit or on Product(s) as to which full credit is granted customers due to defect in the Product(s) or on Product(s) that are lost or damaged in transit for which seller is not reimbursed.

      3.11 LICENSEE shall pay CYGX for any technical assistance provided under
      Article XV as specified in that Article.

      3.12 The royalties specified in Paragraph 3.02 above shall be due throughout the life of the Agreement.

ARTICLE IV - RECORDS AND REPORTS

      4.01 LICENSEE shall keep accurate and sufficient records to determine amounts owed to CYGX under this Agreement. LICENSEE shall make a written report detailing the basis for any computations to CYGX at the address specified in Article XX, within thirty (30) days following each calendar quarter. LICENSEE shall transmit payment for the royalty shown to be due with the report for the fourth quarter of each calendar year.

      4.02 Records necessary for the computation of amounts payable by LICENSEE under this Agreement shall be maintained by LICENSEE for a period of five
      (5) years following

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      each accounting report due to include the last accounting report due upon termination of this Agreement for any reason. Such records shall be open to inspection by an auditor selected by CYGX to which LICENSEE has no reasonable objection during regular business hours of LICENSEE. Such records shall only be used by CYGX or its agents to determine the accuracy of the royalties paid and reports submitted. CYGX shall bear the expenses of the auditor it selects, except LICENSEE shall reimburse CYGX for such expenses in the event the total underpayment of royalties identified during the audit exceeds the cost of the audit.

ARTICLE V - CONFIDENTIALITY

      5.01 LICENSEE agrees to maintain Confidential Information in confidence using the same degree of care as LICENSEE takes to safeguard its own proprietary information of the same general nature, but in no event shall LICENSEE use less than a reasonable degree of care, and to refrain from disclosing Confidential Information to others during the term of this Agreement and for a period of Three _____ (3) years after termination of this Agreement

      5.02 LICENSEE agrees that it will not use, except for purposes expressly licensed under this Agreement, any Confidential Information obtained directly or indirectly from CYGX in the course of communications and contacts related to this Agreement. This obligation extends to all information that may be obtained or derived incidentally, such as by visits to plants of CYGX or its Affiliates and from discussions about peripheral technologies or business information. All such types of information are included within the term CONFIDENTIAL INFORMATION.

      5.03 LICENSEE shall limit disclosure of Confidential Information to those of its employees who have a need to know the same and shall inform such employees who receive Confidential Information of its sensitive and confidential nature and of LICENSEE's obligations under this Agreement.

      5.04 LICENSEE may, with CYGX's prior written permission, which shall not unreasonably be withheld, disclose Confidential Information pertaining to the Product(s), Process or both to other Persons in the regular course of where necessary, provided such other Persons agree in writing to abide by obligations of confidentiality no less stringent than those contained in this Agreement. CYGX retains the right not to allow certain information to be disclosed to a Third PARTY or to approve in advance such disclosure in writing, even if such PARTY agrees to execute a similar confidentiality agreement.

      5.05 The obligations of confidentiality shall not apply to any information which:

            (A) was known to LICENSEE prior to the receipt of such information from CYGX, as evidenced by written records or other reliable evidence, and such information was not directly or indirectly derived from CYGX or CYGX Affiliates;

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            (B)   is or becomes known to the general  public  through no fault of LICENSEE;

            (C) is received by the LICENSEE without restriction on its disclosure or in good faith from a third PARTY purporting to have the right to transmit the same;

            (D) is independently developed by employees of LICENSEE who have had no access to Confidential Information; and/or

            (E) is required to be disclosed to governmental authorities or courts as a result of operation of law, regulation, or court order, provided however, immediate written notice of any such request by governmental authorities or courts must be provided to CYGX, all reasonable steps must be taken by LICENSEE to restrict further disclosure of the affected information by said authorities or court and information so disclosed shall not be otherwise removed from these secrecy obligations; provided, however, that no use or disclosure apart from licensed purposes may be made as to any item of protected information (information subject to an obligation of confidence) in reliance on any of exceptions (A) -(E) unless such use or disclosure is preceded by ten (10) business days prior written notice from the receiving PARTY to the original disclosing PARTY, which notice explains the nature and scope of the intended use or disclosure and includes a detailed recitation of facts that give rise to one or more of the applicable exceptions (A) -(E).

      5.06 Specific information shall not be deemed to fall within any of the exceptions enumerated in Paragraph 5.05 above merely because such information is embraced by more general information in the public domain.

ARTICLE VI - CYGX REPRESENTATIONS, WARRANTIES AND INDEMNIFICATIONS

      6.01 CYGX warrants that it owns and has the necessary authority to grant the licenses specified in Article II. 6.02 CYGX shall not be liable for any special, incidental, or consequential damages, including, but not limited to, personal injury, property damage or shutdown or non-operation of any facility, however caused or under any theory of liability, whether based in contract, tort (including negligence), strict liability, patent infringement or otherwise and regardless of whether either PARTY has been advised of the possibility of such damage.

      6.03 CYGX MAKES NO REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NOR IS THERE ANY OTHER EXPRESSED OR IMPLIED WARRANTIES EXCEPT THOSE EXPRESSLY STATED IN THIS ARTICLE. LICENSEES' REMEDIES WITH RESPECT TO CYGX'S REPRESENTATIONS AND WARRANTIES ARE LIMITED TO THOSE EXPRESSLY STATED IN THIS AGREEMENT.

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      6.04 CYGX makes no warranties with respect to freedom from alleged infringement of third PARTY patents or freedom from third PARTY infringers, and CYGX is not under any obligation to hold LICENSEE harmless against such alleged infringement of third PARTY patents nor to enforce its patent properties against alleged infringers.

      6.05 LICENSEE is solely responsible for its activities carried out under the license granted hereunder. Save for the representation made in Paragraph 6.01 above, CYGX makes no representations, extends no warranties of any kind, either express or implied, and assumes no responsibilities whatsoever with respect to the practice by LICENSEE, its customers, or leasees of, CYGX's Know-How, Patent(s) or both, and LICENSEE agrees to hold CYGX harmless from and assume all risk, liability, or lawsuits arising out of, or in the course of, such practice.

      6.06 LICENSEE understands and agrees that CYGX does not warrant the validity of the patents or the patentability of the patent applications licensed herein. CYGX assumes no liability if, as a result of LICENSEE's use of the patented process licensed hereunder, LICENSEE should be sued for alleged infringement of any patent not owned or controlled by CYGX, but CYGX will, to the extent only of the royalties theretofore paid hereunder, reimburse LICENSEE for any sums assessed against and paid by LICENSEE as a result of any judgment rendered in any such suit.

      6.07 CYGX makes no representation or warranty as to the commercial utility of technology covered by IP Rights.

      6.08 There is no implied license to LICENSEE under any patent or application for patent not specified herein and there are no understandings, written or oral, of any nature whatsoever concerning this Agreement or the license(s) granted herein not covered by this written Agreement.

ARTICLE VII - LICENSEE REPRESENTATIONS, WARRANTIES AND INDEMNIFICATIONS

      7.01 LICENSEE warrants to CYGX that LICENSEE has the authority to enter into this Agreement. LICENSEE represents and warrants that it has obtained any and all governmental approvals required for the obligations under this Agreement.

      7.02 LICENSEE represents and warrants to CYGX that LICENSEE has, either in-house or at its disposal, the expertise necessary to use the Technology in a safe and effective manner. LICENSEE acknowledges that (a) CYGX has no control over, or responsibility for, the manner in which LICENSEE utilized the Technology under the terms of this Agreement, and (b) LICENSEE utilizes the Technology at its own risk.

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      7.03 LICENSEE represents and warrants that LICENSEE shall not claim against CYGX or any CYGX employee, agent, director or Affiliate any of the claims for damages referenced in Paragraph 6.02 and shall obligate any LICENSEE Affiliate, agent, employee, contractor, insurer or SUBLICENSEE, if any, not to bring such damage claims against CYGX

      7.04 LICENSEE shall defend, indemnify and hold harmless CYGX, its successors, assigns, officers, directors, employees and agents from any and all claims, causes of action, losses, liabilities and expenses including, but not limited to, reasonable attorneys' fees) to third PARTIES (including LICENSEEs' employees [AND ANY SUBLICENSEE] arising out of any breach of this Agreement by LICENSEE or personal injury, death, environmental damage or property damage or any defects in design, materials or workmanship of any kind.

      7.05 It is understood that CYGX will not assume any responsibility or liability for the personal safety of any representatives from LICENSEE who might be present at the CYGX offices or laboratories for the purpose of observing or evaluating PROCESSES, PRODUCTS or other information or activities related to the subject matter of this Agreement, and LICENSEE hereby releases CYGX from any claim for injury, death, or damage, which may arise from such presence.

ARTICLE VIII - LICENSEE IMPROVEMENTS

      8.01 When LICENSEE has determined to grant an exclusive license under a LICENSEE Improvement, LICENSEE will first offer the license to CYGX and, in the event CYGX fails to accept the offer within Sixty (60) days, LICENSEE will be free to offer the license to any third PARTY on terms no more favorable to such third PARTY than those offered to CYGX. When LICENSEE has determined to grant nonexclusive licenses under such LICENSEE Improvement, LICENSEE will notify CYGX, and at any time upon CYGX's request, will grant to CYGX a nonexclusive license to make, use and sell the claimed invention(s)of such LICENSEE Improvement. Such nonexclusive licenses will be on terms and conditions no less favorable than have been, or are thereafter, offered to any third PARTY; and in the event no previous licenses have been granted, the licenses to CYGX will be for a reasonable royalty.

      8.02 Should any patentable development(s) relating to CYGX's proprietary information and samples transmitted to LICENSEE be made by one or more employees of LICENSEE during tests carried out hereunder or as a direct consequence thereof, and should any patents be obtained by LICENSEE covering such LICENSEE developments, LICENSEE shall grant CYGX a royalty-free, nonexclusive license throughout the world to practice the claimed invention(s) with a right to extend to CYGX's customers a right to practice the same.

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ARTICLE IX - ENFORCEMENT OF  LICENSEE PATENT RIGHTS

      9.01 If CYGX holds a license to LICENSEE Improvements in accordance with Paragraph 8.01 above and gives written notice to LICENSEE that a third PARTY is employing such LICENSEE Improvements without the right of a license from LICENSEE, LICENSEE shall proceed by appropriate means to restrain such infringement. If LICENSEE fails to restrain such infringement within Sixty (60) days after receiving such notice, CYGX shall have the right to discontinue royalty payments due LICENSEE under Paragraph 8.01 above until such time that said third PARTY infringement ceases.

ARTICLE X - ENFORCEMENT OF LICENSED PATENTS

      10.01 LICENSEE shall notify CYGX in writing of any conflicting uses of, or any applications or registrations for, the technology covered by the grants made in Article II, or of any acts of infringement or acts of unfair competition involving CYGX's Patents or Know-How, promptly after such matters are brought to LICENSEE's attention or it has knowledge thereof.

      10.02 In the event that any third PARTY shall infringe any claims of CYGX's Patents, LICENSEE may, at its option, send written notice thereof to CYGX requesting that CYGX take action to abate such infringement or bring suit against such infringer. Beginning six (6) months from the date of receipt of such notice by CYGX, LICENSEE may suspend further royalty payments due under any such infringed claims unless and until CYGX shall abate such infringement or bring such suit. In the event infringement is abated or suit is filed, royalty payments shall be resumed and suspended royalty payments shall become due. CYGX shall not be required to expend more then Fifty (50) percent of any royalties received from LICENSEE under this Agreement for such infringement action or to prosecute more than one such infringement suit at a time in any country. If any claim of any patent within CYGX's Patents shall be declared invalid by a judicial decision which shall become final, then LICENSEE shall thereafter be under no obligation to pay royalties for operation under such claim unless such operation is dominated by one or more claims of CYGX's Patents not declared invalid.

      10.03 CYGX and LICENSEE mutually shall have the right to institute action for infringement of any CYGX's Patents, it being agreed that in any such action that both PARTIES mutually agree to institute, the action shall be instituted in the names of both such PARTIES and that both such PARTIES shall contribute equally to the expense of any such action and shall participate equally in the recoveries, if any, whether by judgment, award, decree or settlement. It is further agreed that CYGX shall exercise control over such action, provided, however, that LICENSEE may be represented by counsel of its selection and at its expense. In the event such PARTIES do not mutually agree to institute such action, either such PARTY hereto may institute such action and join the other as a PARTY complainant in such action; the PARTY so instituting the

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      action shall defray the entire expenses of such action and shall be entitled to retain the entire amount of the recoveries, if any, by way of judgment, award, decree or settlement resulting therefrom.

      10.04 In the event that, during that portion of the duration of this Agreement that LICENSEE has an exclusive license under CYGX's Patents, LICENSEE can prove to CYGX's satisfaction that a third PARTY is infringing any claim(s) in CYGX's Patents and thereby materially and adversely affecting LICENSEE's sublicensing of CYGX's Patents, LICENSEE may request CYGX in writing to take reasonable steps to assist LICENSEE to license such third PARTY under at least the infringed claim(s) of CYGX's Patents and, thereafter, if said infringer refuses such a license under terms no less favorable than those terms of other sublicenses granted under CYGX's Patents, to otherwise stop such infringement. Notification of such infringement to CYGX shall include the name of the infringer and all information LICENSEE possesses to substantiate the alleged infringement. If within six (6) months after receiving notice of infringement, CYGX does not take such reasonable steps to assist LICENSEE to license such third PARTY or otherwise stop the alleged infringement, LICENSEE may either: (a) pay into an interest bearing escrow account that portion of the payments due CYGX equal to the royalties which, if licensed, would be payable by said third PARTY infringer from the date CYGX receives such notice until such third PARTY has been licensed under the infringed claim(s) of CYGX's Patents or infringement has been otherwise stopped, at which time LICENSEE shall resume full payments to CYGX and pay CYGX all monies accrued in the escrow account; or (b) file an appropriate action for infringement of the infringed claim(s) in CYGX's name if necessary. In any event, if an action for infringement of any claim(s) in CYGX's Patents is filed, CYGX shall, with respect to CYGX and LICENSEE, have the right to control such litigation. Furthermore, it is agreed that CYGX's total financial responsibility in pursuing any infringement action under this Article X shall be limited to actions in which CYGX is a voluntary PARTY and in such actions to a total composite sum not exceeding fifty (50) percent of the payments actually paid to CYGX by LICENSEE for practice by SUBLICENSEEs under the infringed claim(s). In the event that CYGX prevails in any infringement action where CYGX is a voluntary PARTY, CYGX's expenditures for such action shall be reimbursed from any damages and/or costs awarded by the court before division of such amount between CYGX and LICENSEE. In any infringement action filed hereunder by LICENSEE, where CYGX is an involuntary PARTY, LICENSEE shall promptly reimburse CYGX for all expenses CYGX incurs as a result of such infringement action. In the event that LICENSEE prevails in any infringement action filed hereunder by LICENSEE, where CYGX is an involuntary PARTY,. LICENSEE's expenditures for such action shall be reimbursed from any damages and/or costs awarded by the court before division of such amount between LICENSEE and CYGX.

ARTICLE XI - HOLD HARMLESS

      11.01 LICENSEE acknowledges it is fully aware of the hazards associated with the

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      Product, Process or both and undertakes to see that all possible methods and equipment are utilized to reduce the risks of property damage and personal injury from the use of the Process, handling of the Product or both, including instructing all employees or agents who may work with, or may be in any other way exposed to, the Process, the Product or both, of such hazards. In part consideration of the licenses granted in Article II of this Agreement, LICENSEE agrees to indemnify and hold harmless CYGX, its successors and assigns and their officers, employees and agents from any and all claims, causes of actions or losses of any sort for personal injury, including death, or property damage incurred by any person and/or LICENSEE arising out of LICENSEE's practice of licenses granted by this Agreement under any combination of Know-How, Confidential Information and Patents.

      11.02 In the event any suit for damages is brought against CYGX by any third PARTY, based on LICENSEE's use of the CONFIDENTIAL INFORMATION and CYGX TECHNOLOGY disclosed to LICENSEE under this Agreement, LICENSEE agrees to legally defend CYGX from any allegations under any such suit, and to hold CYGX harmless from any damages which might be awarded to said third PARTY, unless such damages are the result of gross negligence by CYGX, its agents or employees.

      11.03 LICENSEE shall carry liability insurance with insurance carriers acceptable to CYGX with limits of not less than One Million Dollars ($1,000,000) per person and One Million Dollars ($1,000,000) per occurrence, to include CYGX as a named insured in such insurance to the extent of its interest arising out of the indemnity and hold harmless provisions contained in this Article XI, and shall provide CYGX with a certification by the carrier of such insurance coverage along with a proviso that the insurance carrier shall provide at least Sixty (60) days written notice to CYGX prior to termination of such coverage. This Agreement shall automatically terminate upon termination of such insurance coverage.

      11.04 CYGX will not be liable to the LICENSEE in contract, in tort (including CYGX's negligence), under any warranty, or otherwise, for any special, incidental, indirect, or consequential damage or losses arising out of the performance of this Agreement and/or the practice of the CYGX Know-How and/or CYGX Patent Rights, including, but not limited to, loss of use, expenses involving costs of capital, loss of profits or revenues of the loss of use thereof, cost of purchased or replacement product (including additional expenses incurred in using existing manufacturing facilities).

      11.05 LICENSEE agrees to be responsible for and to defend, indemnify and save harmless CYGX from any and all claims, loss, damage or expense by reason of any accident, injuries, damages or injury to any person or property, including property of CYGX or LICENSEE, that may occur in connection with or related to the performance of this Agreement, and which is caused in whole or in part by the negligent act or omission of LICENSEE. This Paragraph 11.05 shall not include injuries or damage caused solely and directly by the negligent act or omission of CYGX. In the event injury or damage is caused by the joint negligence of CYGX and LICENSEE, each PARTY will share the loss arising from such injuries or damage in proportion with its percentage amount of negligence.

      11.06 LICENSEE shall indemnify and hold CYGX harmless from any and all fines, penalties, and costs (including cleanup costs and any damages to the environment) for any violations of any federal, state or local laws, regulations, rules and ordinances which result or arise from the evaluation, testing, analysis, transportation, storage, disposal or any other handling or use by LICENSEE or any subcontractor of LICENSEE of the sample of waste product supplied to LICENSEE by CYGX. LICENSEE agrees to defend any suit, enforcement action or cause of action brought against CYGX, its agents, servants or employees in connection with said violations or in order to collect said fines, penalties and costs and LICENSEE agrees to pay all fines, penalties, costs and expenses, including attorney's fees in connection therewith or resulting therefrom.

ARTICLE XII - PATENT MAINTENANCE

      12.01 It is understood that CYGX shall maintain any patent or patent application within Patents. Nonetheless, until CYGX notifies LICENSEE otherwise, CYGX is responsible for prosecuting those patent applications that are part of Patents and maintaining patents that result from such applications as well as those patents that are part of PATENTS. All costs associated with the maintenance of any PATENT and/or the prosecution of the PATENTS shall be incurred by CYGX.

      12.02 CYGX shall notify LICENSEE of any change in status of patents or patent applications within Patents. If CYGX elects not to continue prosecution of any patent application or to maintain any patent in Patents, CYGX shall promptly notify LICENSEE in writing and grant LICENSEE the right to continue patent prosecution or to maintain any such patent. All costs incurred by LICENSEE in continuing prosecution or in maintaining such patents shall be deducted from the royalty payments due to CYGX by LICENSEE under Article III hereof.

ARTICLE XIII - SUBLICENSES

      13.01 CYGX hereby grants to LICENSEE a non-exclusive power and right to extend to purchasers, mediate and immediate, of PRODUCT(s) sold by LICENSEE, immunity from suit for infringement of PATENTS arising out of such purchaser's use of such PRODUCT(s) in making compositions, or from the use or sale of the resulting compositions made with such PRODUCT(s), provided that such immunity extends only to said purchaser's practice using the PRODUCTS purchased from LICENSEE. Any limitations on using the subject matter of this Agreement in composing or preparing substances dispersed under this Agreement in the FIELD OF USE shall be imposed by mutual written consent of the PARTIES.

      13.02 Any sublicense and/or assignment of the CYGX Know-How license under
      Article II shall include a confidentiality provision no less favorable to CYGX than that of Article V above.

      13.03 In the event of termination of this Agreement pursuant to the provisions of this Article, no subsisting sublicense granted therefore by LICENSEE pursuant to this Agreement shall thereupon terminate, unless such effect is desired by the SUBLICENSEE, but shall instead become a direct license as between CYGX and the PARTY sublicensed.

      13.04 CYGX grants LICENSEE the right to sublicense the grant of Article II to agents and distributors of LICENSEE who are technically qualified in pharmaceutical compounding and dispensation of PHARMACOGENOMIC for the term of this Agreement for the purpose of selling Products to users of the same. CYGX reserves the right to define and limit the FIELD OF USE of such sublicenses. The terms of such sublicenses shall include the provisions of this Agreement shall terminate no later than termination of this Agreement under Article XXI. CYGX shall have the right to request LICENSEE to cancel, and LICENSEE shall cancel, such sublicenses provided CYGX can show that such agents or distributors are in breach of either of said provisions. A list of such agents and distributors is attached as Annex F. Additions to such list shall be made in writing by LICENSEE to CYGX.

      13.05 CYGX grants LICENSEE an exclusive right to sublicense others to make, use and sell under the claims of Patents.

      13.06 CYGX grants LICENSEE an exclusive right to sublicense KNOW-HOW to SUBLICENSEEs of Patents to make Products by the Process.

      13.07 The grant of Paragraph 2.01 above is subject to a right retained by CYGX and CYGX Affiliates to use CYGX Know-How and Confidential Information to practice the Process and Patents.

ARTICLE XIV - TAXES

      14.01 LICENSEE agrees to pay and bear the expense of local, state and/or federal government license, sales and use, property and ad valorem taxes which may be imposed or assessed on it with respect to payments made by LICENSEE to CYGX under this Agreement. To the extent any such taxes are imposed by non-U.S.A. governments and can be taken as a credit against CYGX's USA federal income taxes, LICENSEE will receive a credit in such amount against its liability hereunder.

      14.02 Payments under this Agreement are to be made directly from LICENSEE to CYGX and will not be subject to imposition of a foreign withholding tax. Any foreign withholding tax imposed on any payments to LICENSEE by a foreign SUBLICENSEE of LICENSEE shall be the responsibility of LICENSEE.

      14.03 All payments made hereunder shall be exclusive of all taxes due thereon except income taxes assessed against the payor by the government from which payment is made, in which event the payee shall submit a certificate to the payor relating to such deduction for use by the payor to receive possible credit therefor.

      14.04 Royalty payments hereunder shall be made without deduction for any taxes imposed by the United States Government or agency thereof except with respect to income tax charged to CYGX for which LICENSEE shall supply any necessary certificates in order that CYGX may obtain credit therefor.

ARTICLE XV - TECHNICAL ASSISTANCE

      15.01 CYGX will make available to LICENSEE Know-How regarding Processes, and instruct LICENSEE's representatives in procedures appropriate to the ProcessES. Process instruction manuals and any other written reports shall remain the sole property of CYGX and shall not be reproduced by LICENSEE without the express written approval of CYGX. Upon request, CYGX will furnish LICENSEE with the services of at least one technician qualified in Know-How, to the extent such person(s) are reasonably available in CYGX, to advise LICENSEE on utilization of Processes. Such personal services shall be made available during regular business hours at regular salary and credited to CYGX in-kind by LICENSEE.

ARTICLE XVI -  WAIVER

      16.01 Waiver of any one or more defaults or breaches under this Agreement shall not constitute a continuing waiver of the same or any other default or breach subsequently occurring.

      16.02 CYGX's waiver of its right to terminate this Agreement for any reason shall not be construed as a continuing waiver.

      16.03 The failure of either PARTY to insist in any one or more instances upon performance of any provisions of this Agreement shall not be construed as a waiver or relinquishment of any such provision, and the obligation of the other PARTY with respect to such future performance shall continue in full force and effect.

ARTICLE XVII - MOST FAVORED LICENSEE

      17.01 In the event CYGX hereafter grants to any third person a license covering the same or substantially the same matters as are covered by this Agreement at royalty rates more favorable to such third person than the royalty rates herein required of LICENSEE, the LICENSEE may, upon written request to CYGX, thereafter have the benefit of such more favorable royalty rates, provided LICENSEE also accepts the burden of any less favorable terms which may accompany such more favorable royalty rates.

      17.02 In the event CYGX shall at any time hereafter grant or amend licenses under Patents, Know-How or Confidential Information as licensed herein to a third PARTY to provide a royalty rate more favorable than those set forth herein, CYGX agrees to promptly so notify LICENSEE and LICENSEE may at its option, exercisable in writing within sixty (60) days after receipt of such notice, obtain such more favorable royalty rate for the applicable territory, effective as of the date of the grant to the-third PARTY, for so long as such royalty rate is available to such third PARTY provided, however, that LICENSEE shall also accept the burden of any less favorable terms which may accompany such more favorable royalty rate, and provided further, that CYGX may assign a fair value to patent rights on then existing inventions or to other considerations of real value received from said third PARTY in determining the royalty terms available to LICENSEE. For purposes of this Paragraph, affiliates and subsidiaries of CYGX shall not be construed as being third PARTIES.

ARTICLE XVIII - EXPORT CONTROLS

      18.01 Unless prior written authorization is obtained from the Office of Export Control, LICENSEE shall not export, directly or indirectly, any technical data which originated in the U.S.A., or the direct product of such technical data, in violation of Part 779 of the Export Control Regulations, as published by the United States Department of Commerce. This obligation shall survive any termination of this Agreement.

      18.02 LICENSEE further agrees to be bound by the terms of duly issued regulations and laws of the U.S.A. restricting or otherwise affecting the use by LICENSEE of CYGX's IP Rights and Confidential Information originating in the U.S.A., whether those regulations and laws are presently in effect or may become effective at any time during the term of this Agreement.

ARTICLE XIX - GOVERNMENT REGISTRATION

      19.01 It is understood that the license granted hereunder in some instances may be subject to registration and/or approval by local government authorities. The PARTY receiving the license shall be responsible for procuring any such registration and/or approval. The PARTIES agree to negotiate in good faith to amend this Agreement in order to accommodate, if possible, changes necessitated by the action of such authorities for such registration and/or approval.

      19.02 LICENSEE will, from time to time, when necessary or desirable under the laws of any country to which LICENSEE intends to export PRODUCT(s), execute such documents in generally approved form, and do such lawful acts as may be required to confirm, perfect, and register at LICENSEE's expense the licenses granted herein in respect of the material requiring registration. Specifically, LICENSEE will execute such documents and do such lawful acts as may be required to record at LICENSEE's expense the licenses granted herein before the appropriate government office requiring registry or at which registry may take place. LICENSEE shall notify CYGX at least Thirty
      (30) days of LICENSEE's intent to register material and the purpose for which registration is sought. Registration shall not be completed without written approval provided by CYGX. Such approval may not be unreasonably withheld.

      19.03 Upon termination or cancellation for any reason by either PARTY of the licenses granted herein, LICENSEE hereby empowers CYGX, or whomever CYGX may appoint, to take all necessary steps in the appropriate government agency to cancel any recordation of licenses granted herein and LICENSEE shall, at CYGX's request, do all such lawful acts as may be required to cancel any such recordation.

ARTICLE XX - NOTICES

      20.01 Any notices, reports and communications under this Agreement shall be in writing and sent via facsimile and confirmed in a document delivered by certified mail addressed as follows:

      If to CYGX:       Malcolm Skolnick
                        CytoGenix, Inc.
                        9881 South Wilcrest
                        Houston, TX 77099
                        (281) 988-6118
                        Facsimile: (281) 988-6727

      With a copy to:   Dell Gibson at CYGX

      If to LICENSEE:   L. David Sparks
                        9883 S. Wilcrest
                        Houston, TX 77099

      With a copy to:   Dean King at the LICENSEE's address

      Address for receipt of notice may be changed by either PARTY by giving the other PARTY at least thirty (30) days prior written notice of such change.

      20.02 The notices specified in Paragraph 20.01 shall be effective upon the first to occur of (a) receipt of a complete facsimile transmission of such notice and (b) the date when a registered or certified letter, duly addressed to the home office of the addressed PARTY, is deposited in the United States mails by the other PARTY. Until written notice of a change of address has been given, the addresses given in Paragraph 20.01 of this Agreement shall be considered the home office of the PARTIES.

ARTICLE XXI - TERMINATION

      21.01 Unless otherwise earlier terminated, this Agreement terminates upon expiration of the last Patent Rights to expire in the Territory or, if such initial term is extended for one or more additional terms by mutual agreement, upon expiration of such additional term(s).

      21.02 Following termination of this Agreement under Paragraph 20.01, LICENSEE will have the right to continue to use Know-How as provided in
      Article II.

      21.03 If either PARTY commits a material breach (including failure to make any royalty payment, during the immediately preceding calendar year, when due) of any provision of this Agreement and fails to correct such breach within SIXTY (60) days after written notice from the other PARTY, the non-breaching PARTY has the right to immediately terminate this Agreement without prejudice to any legal remedies available. Waiver by the non-breaching PARTY of its right to cancel this Agreement due to any particular breach of any provisions thereof shall not be construed as a continuing waiver.

      21.04 No termination of this Agreement shall affect obligations accrued prior to the date of termination, such as payment of royalties due on Products made or sold prior to such date in accordance with Article III above and LICENSEE's obligations of confidence under Article V above.

      21.05 The rights and obligations of Articles V-VII shall survive termination of this Agreement

      21.06 LICENSEE may terminate this Agreement at any time, by giving CYGX at least ninety (90) days prior written notice to such effect and returning to CYGX all written Know-How transmitted to LICENSEE by CYGX and/or copied or reduced to writing by LICENSEE. When the notice is given within one (1) year after the Effective Date, LICENSEE need not specify any reason for termination. Once that year has lapsed, LICENSEE must include a reason for termination in the notice and comply with all other provisions of this
      Article XXI. Notwithstanding such termination, all royalties that are due and payable must be paid, no monies shall be returned to LICENSEE and, as specified in Paragraph 21.05 above, the rights and obligations of Articles V-VII shall survive termination of this Agreement.

      21.07 If LICENSEE shall become bankrupt or insolvent and/or if the business of

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
      LICENSEE shall be placed in the hands of a Receiver, Assignee or Trustee, whether by the voluntary act of LICENSEE or otherwise, this Agreement shall immediately terminate.

      21.08 CYGX or LICENSEE, whoever is the aggrieved PARTY, may also terminate this Agreement by written notice to the other upon the occurrence of any one of the following events:

            (1) Failure of CYGX to transfer KNOW-HOW to LICENSEE pursuant to Paragraph 2.01 of this Agreement;
            (2) The term of payments are nullified or modified by any law, governmental decree, order or regulation;
            (3) Any of the material provisions of this Agreement are declared unenforceable by governmental authority;
            (4) The filing by either CYGX or LICENSEE of a voluntary petition in bankruptcy, an adjudication of bankruptcy, an assignment for the benefit of creditors, or the appointment of a receiver and the failure to vacate or supersede such appointment within THIRTY (30) days;
            (5) Sale of a membership interest of LICENSEE to any PARTY other than a member of LICENSEE or any wholly owned subsidiary thereof;
            (6) Failure of CYGX to enforce a patent contained in Patents;
            (7) LICENSEE's failure to exploit the licensed technology; or
            (8) A court determination that one or more licensed claims of Patents are invalid.

      21.10 If the holder of a Know-How license granted under Article II shall become bankrupt or insolvent and/or if the business of said holder shall be placed in the hands of a Receiver, Assignee for the Benefit of Creditors, or Trustee, whether by the voluntary act of said holder or otherwise, the Know-How license granted said holder, and any sublicense granted thereunder, shall immediately terminate.

      21.11 Termination of this Agreement under any paragraph of this Article XXI has no effect upon any of either PARTY's rights or remedies at law or in equity.

      21.12 Following termination of this Agreement, LICENSEE shall, provided it is not a breaching PARTY, have a limited right to sell off any remaining inventory of Products subject to payment of royalties as specified in
      Article III of this Agreement on such sales. The right shall be limited to a time period of One (1) year after termination becomes effective.

      21.13 In the event the PharmaGenix LLC operations are terminated and the PharmaGenix LLC is "wound-up" the property CYGX is licensing under this Agreement shall revert to CYGX.

ARTICLE XXII - FORCE MAJEURE

      22.01 If a FORCE MAJEURE circumstance occurs, the PARTY so affected shall be excused from the performance of the particular obligation affected during the period of the Force Majeure circumstance to the extent so hindered or prevented.

      22.02 If a FORCE MAJEURE circumstance continues for a period of Three (3) months, then either PARTY to this Agreement shall have the right to terminate this Agreement upon Sixty (60) days prior written notice to the other PARTY.

ARTICLE XXIII - GENERAL ASSURANCES

      23.01 The PARTIES agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.

ARTICLE XXIV - CURRENCY CONVERSION

      24.01 For converting into USA dollars a fee accrued in the currency of any country where PRODUCTS are sold, the conversion rate shall be the selling rate for USA dollars as certified by an authorized foreign exchange dealer in the country where that currency originates on the date of remittance or, in the case of late payment, the last business day of the quarter for which payment is being made. For a fee accrued in another currency, the fee shall be converted first to the currency from the country referred to in line 1 of this paragraph using the buying rate for the other currency and then converted to USA dollars as provided above.

ARTICLE XXV - ARBITRATION/MEDIATION

      25.01 Any controversy arising out of, or relating to, this contract or any modification or extension thereof, including any claim for damages or rescission, or both, may be settled by mediation or arbitration in Houston, Texas in accordance with the rules then in effect of the American Arbitration Association if Arbitration is the mutual choice of the PARTIES. If the PARTIES by mutual choice elect mediation, the mediator chosen to preside shall be mutually agreed upon and selected from a list compiled by the PARTIES.

      25.02 The PARTIES consent to the jurisdiction of the Supreme Court of the State of Texas, and of the United States District Court for the Southern District of Texas for all purposes in connection with arbitration. The PARTIES consent that any process or notice of motion or other application to either of said courts, and any paper in connection with arbitration, may be served by certified mail, return receipt requested or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed.

      25.03 Selection of the arbitrator(s) shall be in accordance with the rules specified in Paragraph 25.01 above; provided, however, that in all cases an odd number of arbitrators shall be chosen. The language of arbitration and of any decision or award shall be English.

      25.04 The award rendered by the arbitrator(s) shall be based upon a majority decision.

      25.05 The PARTIES further agree that arbitration or mediation proceedings must be instituted within one year after the claimed breach occurred. If the PARTIES cannot agree on a choice of mediation or arbitration within one year after the claimed breach occurred, resort to standard legal remedies may be pursued.

      25.06 The PARTIES still further agree that judgment upon the award rendered by the Arbitrator(s) shall be binding on the PARTIES and may be entered in either of the Courts specified in Paragraph 25.02 above.

ARTICLE XXVI - RELEASE FOR PAST INFRINGEMENT

      26.01 CYGX releases LICENSEE and all purchasers and users of Products acquired, directly or indirectly, from LICENSEE from all claims, demands, and rights of action that CYGX may have on account of any infringement or alleged infringement of any claim of Patents by the manufacture, use, lease, sale or other disposition of Products that, prior to the Effective Date, were manufactured, used, leased, sold or otherwise disposed of by LICENSEE.

ARTICLE XXVII - OTHER RIGHTS AND OBLIGATIONS

      27.01 ENTIRE AGREEMENT This Agreement constitutes the entire agreement between the PARTIES relating to the subject matter of this Agreement and supersedes all prior discussions between the PARTIES. There are no terms, obligations, covenants, express or implied warranties, representations, statements or conditions other than those set forth in this Agreement. No variation or modification of this Agreement or waiver of any of its terms or provisions shall be valid unless in writing and signed by both PARTIES.

      27.02 SEVERABILITY. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the PARTIES hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable. Should any material term of this Agreement be in conflict any laws or regulations, the PARTIES shall in good faith attempt to negotiate a lawful modification of this Agreement which will preserve, to the greatest extent possible, the original expectation of the PARTIES. Should any provision of this Agreement be or become void because of being at variance with a law or decree of any pertinent governmental body, the remainder of this Agreement shall remain binding on both PARTIES. The PARTIES will use their best efforts to agree upon any changes in this Agreement which may be necessary in order to adjust its remaining provisions with regard to the omission of any invalid term in order to make this Agreement workable.

      27.03 COPYRIGHT OR TRADEMARK. No license under any copyright or trademark of CYGX is granted under this Agreement

      27.04 COMPLIANCE. LICENSEE will comply with any applicable laws and regulations, including, but not limited to, applicable local, regional or national safety and environmental legislation.

      27.05 CHOICE OF LAW. This Agreement is to be construed by and interpreted in accordance with the laws of the State of Texas, U.S.A., without regard to any conflict of law principles of Nevada, U.S.A. All questions concerning the construction or effect of patent applications and patents shall be decided in accordance with the laws of the country in which the particular patent application or patent concerned has been filed or granted, as the case may be.

      27.06 INDEPENDENT CONTRACTORS. In the performance of this Agreement, CYGX and LICENSEE are independent contractors. Neither PARTY nor any of its employees or agents shall be considered an employee or agent of the other PARTY. Nor shall any partnership, co-venture or joint-employer relationship be created or implied by virtue of this Agreement or of its performance. The PARTIES intend that this Agreement shall not create a partnership for tax purposes.

      27.07 ASSIGNMENT. This Agreement may not be assigned by LICENSEE.

      27.08 LANGUAGE. For all purposes, the English Language shall be used and prevail in all matters affecting this Agreement.

      27.09 NON-ASSERTION. CYGX agrees that it will not assert any patent rights that are now owned or later acquired against LICENSEE or any of LICENSEE's customers in any manner that limits the rights granted under Article II above.

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
IN WITNESS WHEREOF the PARTIES have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

CYGX                                      LICENSEE

By:                                       By:
   ---------------------------------         -----------------------------------

Name: Malcolm H. Skolnick                 Name: L. David Sparks
Title: President and CEO                  Title: Vice-President,
                                                 PharmaGenix, Inc.

                                     ANNEX A

                                    KNOW HOW

      KNOW HOW shall include all non-patentable proprietary technology including but not limited to know-how, show-how, trademark, trade dress, copyright, trade secret, confidential information, and/or proprietary information that is/are owned and/or developed by CYGX developed and/or held by CYGX as may be applicable to commercialization opportunities in the FIELD OF USE, or to which CYGX has license right. Such KNOW HOW may consist of any formula, pattern, device, or compilation of information which is used in CYGX's business, and which gives CYGX an opportunity to obtain an advantage over competitors who do not know or use it. It may be a formula for a chemical compound, a process of manufacturing, treating or preserving materials, a pattern for a machine or other device, or a list of customers. Furthermore, it may be a process or device for continuous use in the operation of the business.

                                     ANNEX B

                       Patents and Patent Applications
                [File history to be updated from time to time]

1. U.S. Patent Application -- Serial No. 08/236,504 (filed April 29, 1994) -- entitled "Stem-Loop Cloning Method and Vector"
2. U.S. Patent Application -- Serial No. 08/877,251 (filed June 17, 1997) -- entitled "Stem-Loop Cloning Method and Vector" -- Notice of Allowance December 28, 1998
3. U.S. Patent Application -- Serial No. 09/169,793 (filed October 9, 1998) -- entitled "Stem-Loop Cloning Method and Vector"
4.    U.S. Patent Application -- Serial No. 09/397,782 (filed September 16,
      1999) -- entitled "In Vivo Production of ssDNA Using Reverse Transcriptase with Predefined Reaction Termination via Step-Loop Formation"
5.    U.S. Patent Application -- Serial No. 09/397,783 (filed September 16,
      1999) -- entitled "Enzymatic Synthesis of ssDNA"
6. U.S. Patent Application -- Serial No. 09/411,568 (filed October 4, 1999) -- entitled "In Vivo Production of ssDNA Containing DNA Enzyme Sequence with Rnase Activity"
7. International Application -- No. PCT/US99/23936 (filed October 12, 1999 -- entitled "Production of ssDNA In Vivo"
8. International Application -- No. PCT/US99/23933 (filed October 12, 1999) -- entitled "Enzymatic Synthesis of ssDNA"